Exhibiti 99.1

Citius Pharmaceuticals, Inc.
Receives Regulatory Guidance from the U.S. Food and Drug Administration (FDA) regarding the Planned Resubmission of the BLA for LYMPHIR™

Resubmission to FDA planned for early 2024

CRANFORD, N.J., September 8, 2023 – Citius Pharmaceuticals, Inc. (“Citius” or the “Company”) (Nasdaq: CTXR) is pleased to announce the Company has received additional guidance from the U.S. Food and Drug Administration (FDA) regarding the planned resubmission of the Company’s Biologics License Application (BLA) for LYMPHIRTM (denileukin diftitox), an engineered IL-2-diphtheria toxin fusion protein for the treatment of patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL) after at least one prior systemic therapy.

The FDA has agreed with the Company’s plans to address the requirements outlined in the complete response letter (CRL) received July 28, 2023. The guidance from the FDA provides Citius with a path for completing the necessary activities to support the resubmission of the Company’s Biologics License Application (BLA) for denileukin diftitox. No additional clinical efficacy or safety trials have been requested by FDA for the resubmission.

“We are encouraged by the constructive engagement with the FDA,” stated Leonard Mazur, Chairman and CEO of Citius. “Based on the clear feedback from the FDA, Citius plans to complete the CRL remediation activities by the end of the year and file the resubmission in early 2024. We do not expect these efforts will impact our cash runway.”

About LYMPHIR™ (denileukin diftitox-cxdl)

LYMPHIR is a recombinant fusion protein that combines the interleukin-2 (IL-2) receptor binding domain with diphtheria toxin fragments. The agent specifically binds to IL-2 receptors on the cell surface, causing diphtheria toxin fragments that have entered cells to inhibit protein synthesis. In 2011 and 2013, the FDA granted orphan drug designation to LYMPHIR for the treatment of PTCL and CTCL, respectively. In 2021, denileukin diftitox received regulatory approval in Japan for the treatment of CTCL and peripheral T-cell lymphoma (PTCL). Subsequently in 2021, Citius acquired an exclusive license with rights to develop and commercialize LYMPHIR in all markets except for Japan and certain parts of Asia.

About Cutaneous T-cell Lymphoma

Cutaneous T-cell lymphoma is a type of cutaneous non-Hodgkin lymphoma (NHL) that comes in a variety of forms and is the most common type of cutaneous lymphoma. In CTCL, T-cells, a type of lymphocyte that plays a role in the immune system, become cancerous and develop into skin lesions, leading to a decrease in the quality of life of patients with this disease due to severe pain and pruritus. Mycosis Fungoides (MF) and Sézary Syndrome (SS) comprise the majority of CTCL cases. Depending on the type of CTCL, the disease may progress slowly and can take anywhere from several years to upwards of ten to potentially reach tumor stage. However, once the disease reaches this stage, the cancer is highly malignant and can spread to the lymph nodes and internal organs, resulting in a poor prognosis. Given the duration of the disease, patients typically cycle through multiple agents to control disease progression. CTCL affects men twice as often as women and is typically first diagnosed in patients between the ages of 50 and 60 years of age. Other than allogeneic stem cell transplantation, for which only a small fraction of patients qualify, there is currently no curative therapy for advanced CTCL.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company’s diversified pipeline includes two late-stage product candidates, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections, which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and LYMPHIR, a novel IL-2R immunotherapy for an initial indication in CTCL.  Mino-Lok® was granted Fast Track designation by the FDA. LYMPHIR has received orphan drug designation by the FDA for the treatment of CTCL and PTCL. At the end of March 2023, Citius completed enrollment in its Phase 2b trial of CITI-002, a topical formulation for the relief of hemorrhoids. For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "believe," "anticipate," "estimate," "expect," "plan," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: the cost and timing of the resubmission of the BLA for LYMPHIR; the FDA may not approve our BLA for LYMPHIR; our need for substantial additional funds; the estimated markets for our product candidates and the acceptance thereof by any market; our ability to commercialize our products if approved by the FDA; our dependence on third-party suppliers; the ability of our product candidates to impact the quality of life of our target patient populations; our ability to successfully undertake and complete clinical and non-clinical trials and the results from those trials for our product candidates; risks relating to the results of research and development activities, including those from existing and new pipeline assets; uncertainties relating to preclinical and clinical testing; the early stage of products under development; market and other conditions; our ability to attract, integrate, and retain key personnel; risks related to our growth strategy; patent and intellectual property matters; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our ability to procure cGMP commercial-scale supply; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on December 22, 2022 and updated by our subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Contact:

Ilanit Allen

ir@citiuspharma.com

908-967-6677 x113

Media Contact:

STiR-communications

Greg Salsburg

Greg@STiR-communications.com